Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK, ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDING DECEMBER 31, 2005

Jonesboro, GA January 12, 2006

	Three months ended December 31, 2005	Three months ended September 30, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Total Assets	$364,203	$363,743	$340,147	$364,203	$340,147
CCF Net Income for the Period	$1,124	$530	$561	$3,270	$2,747
Net Interest Income for the Period	$4,169	$3,855	$3,196	$14,852	$12,723
Basic Earnings per Share for the Period	$0.47	$0.23	$0.25	$1.38	$1.24
Net Interest Margin	4.94%	4.55%	4.03%	4.50%	4.12%
Efficiency Ratio	62.59%	57.63%	60.52%	61.57%	65.21%
Total Loans (end of period)	$283,400	$282,385	$260,343	$283,400	$260,343
Non-Performing Loans (end of period)	$44	$47	$852	$44	$852
*Non-Performing Assets (end of period)	$2,355	$3,077	$4,534	$2.355	$4,534

*	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three months ended December 31, 2005	Three months ended September 30, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Loan Loss Provision	$135	$135	$135	$540	$905
Loan Loss Reserve (end of period)	$3,423	$3,307	$3,161	$3,423	$3,161
Total Deposit Accounts (end of period)	$312,255	$316,365	$289,278	$312,255	$289,278
Total **Transaction Accounts (end of period)	$176,956	$177,990	$143,360	$176,956	$143,360
Consolidated Equity (end of period)	$24,218	$23,316	$21,938	$24,218	$21,938

**	defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF Holding Company, the Holding Company for Heritage Bank, Announces

Earnings for the Quarter and Year Ending December 31, 2005

Earnings for the quarter ending December 31, 2005, were $1.1 million, or $0.47 per basic share. This represents an increase of $563,000, or 100%, over earnings of $561,000, for the same quarter in 2004. For the year ending December 31, 2005, income of $3.27 million, or $1.38 per basic share, represents an increase of $523,000, or 19%, over $2.75 million, or $1.24 per basic share, for the year ending December 31, 2004. Included in 2005 earnings is a pretax write-down of $812,500, taken on other real estate in the third quarter. Assets for the consolidated entity were $364 million at December 31, 2005, an increase of $24 million in the twelve-month period since December 31, 2004.

The net interest margin showed continued improvement during the fourth quarter of 2005 to 4.94%, up 91 basis points from 4.03% for the three-months ended December 31, 2004, and up 39 basis points from September 30, 2005 when the margin was 4.55%. For the year, the Company’s balance sheet was asset sensitive meaning that in an increasing rate environment, as experienced in 2005, the margin improved. In addition, the margin was positively affected by the restructuring of the deposits on the Bank’s balance sheet to include a higher percentage of transaction accounts than certificates of deposit. Transaction accounts, as a percentage of total deposits, increased from 48.84% at December 31, 2004, to 58.14% at December 31, 2004. Due primarily to the increase in transaction accounts, the Bank’s cost of funds only increased 58 basis points from 1.82% at December 31, 2004, to 2.40% at December 31, 2005, while the yield on earning assets increased during the same period by 149 basis points from 6.06% at December 31, 2004, to 7.55% at December 31, 2005. This improvement in the margin contributed to an increase of $973,000 in net interest income for the quarter ending December 31, 2005, over the quarter ending December 31, 2004, and an increase of $314,000 over the prior quarter, ending September 30, 2005. For the year ending December 31, 2005, net interest income increased $2.1 million, from $12.7 million at December 31, 2004, to $14.8 million at December 31, 2005.

The efficiency ratio for the quarter ending December 31, 2005, was 62.59%, an increase over the quarter ending December 31, 2004, which had a ratio of 60.52%. For the year ending December 31, 2005, the efficiency ratio decreased to 64.81% from 65.21% at December 31, 2004. Although other expenses increased by $1.1 million, service charge income and net interest income improved at a faster pace which resulted in an improved efficiency ratio. The increases in other expenses were primarily salary and benefits of $719,000 to staff a new branch and the addition of two new production officers, and marketing expenses of $122,000 aimed at increasing the Bank’s transaction account base.

Loan growth for the year ending December 31, 2005, totaled $23 million. The growth has been primarily in the commercial real estate and residential construction categories. During 2005, new loan production of $10 million of acquisition and development loan balances was originated and sold as participations to correspondent Banks. This was done in an effort to control the Bank’s concentration in this type of lending, while continuing to provide funding as requested by its customer base.

The Bank had non-performing assets of $2.3 million at December 31, 2005, primarily related to one piece of other real estate owned, carrying a balance of $2.2 million. This balance is net of the write down of $812,500, reflected in September 30, 2005 quarterly earnings.

The loan loss reserve balance at December 31, 2005, was $3.4 million, or 1.21% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $33.6 million in the year ending December 31, 2005, to $177.0 million, from $143.4 million at December 31, 2004. This shift in the deposits of the Bank from time deposit accounts to transaction accounts contributed to the improvement in net interest income for the period.

Consolidated equity increased $2.3 million, or 10.4%, for the Company during the twelve-month period from December 31, 2004, to December 31, 2005. This increase is attributed to earnings, net of dividends and changes in the market value of the Bank’s securities portfolio. During 2005, the Company increased its dividend payout to $0.285 per share from $0.20 per share in the year ending December 31, 2004. This represents an increase for the year of $0.085 or 42.5% per share.

The Bank is a state chartered commercial Bank serving the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH”. The information contained in this press release should be reviewed in conjunction with the Company’s 10QSB filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.